Exhibit 2
PARTICIPANT INFORMATION
In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following persons are participants in the solicitation of proxies with respect to the 2009 annual meeting of stockholders of the Company (the “Participants”): (i) Tennenbaum Capital Partners, LLC, a Delaware limited liability company (“TCP”), (ii) Tennenbaum Opportunities Partners V, LP, a Delaware limited partnership (“TOP”), (iii) Special Value Opportunities Fund, LLC, a Delaware limited liability company (“TVOF”), (iv) Special Value Expansion Fund, LLC, a Delaware limited liability company (“SVEF” and, together with TOP and SVOF, the “Funds”), (v) Michael Leitner, and (vi) Hugh Steven Wilson.
TCP serves as investment advisor to the Funds. Michael Leitner is a United States citizen and is a Managing Partner of TCP. Hugh Steven Wilson is a United States citizen and is a Managing Partner of TCP.
As of the date of this filing, TCP is the beneficial owner of 7,447,570 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), representing approximately 21.9% of the Company’s outstanding shares (based on 29,342,241 shares of Common Stock outstanding as of November 4, 2008 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 and including 4,621,570 shares of Common Stock into which 75,000 shares (the “Preferred Shares”) of Series A-1 Redeemable Convertible Preferred Stock of the Company (the “Preferred Stock”) held by certain of the Funds is initially convertible).
The registered holders of the shares of Common Stock beneficially owned by TCP are as follows: (i) TOP holds 974,000 shares of Common Stock, (ii) SVOF holds 1,302,445 shares of Common Stock and (iii) SVEF holds 549,555 shares of Common Stock. The registered holders of the Preferred Shares are as follows: (i) SVOF holds 52,744.80712 Preferred Shares and (ii) SVEF holds 22,255.19288 Preferred Shares.
Under the terms of the Preferred Stock, so long as 10,000 shares of the Preferred Stock are outstanding (as adjusted for stock splits, stock dividends and the like), the holders of the Preferred Stock are entitled to elect one director to the board of directors of the Company at each annual election of directors. Michael Leitner currently occupies such directorship.
The foregoing summary of the terms of the Preferred Stock is qualified in its entirety by reference to the Certificate of Designations designating the rights and preferences of the Preferred Stock, which is incorporated herein by reference and has been filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2006 (File No. 0-26123), as amended by the Certificate of Correction to the Certificate of Designations, which has been filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 14, 2006 (File No. 0-26123).